       8                                                      EXHIBIT 4.1







                               BOSTON EDISON
                          NEGOTIATED SAVINGS PLAN
                                    FOR
                   PRODUCTION AND MAINTENANCE EMPLOYEES

                            (1994 Restatement)

                   BOSTON EDISON NEGOTIATED SAVINGS PLAN
                                    FOR
                   PRODUCTION AND MAINTENANCE EMPLOYEES

                             TABLE OF CONTENTS

ARTICLE                                                                PAGE
1.  INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1.  Plan and Trust intended to qualify. . . . . . . . . . . . . . .1
     1.2.  Purpose of Plan.. . . . . . . . . . . . . . . . . . . . . . . .1
     1.3.  Amendment and Restatement.. . . . . . . . . . . . . . . . . . .1

2.  DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.1.  "Administrator" . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2.  "Affiliated Company". . . . . . . . . . . . . . . . . . . . . .3
     2.3.  "Annual Addition" . . . . . . . . . . . . . . . . . . . . . . .3
     2.4.  "Beneficiary" . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.5.  "Board of Directors" or "Board" . . . . . . . . . . . . . . . .4
     2.6.  "Code". . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.7.  "Company" . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.8.  "Company Stock" . . . . . . . . . . . . . . . . . . . . . . . .4
     2.9.  "Compensation". . . . . . . . . . . . . . . . . . . . . . . . .4
     2.10.  "Computation Period" . . . . . . . . . . . . . . . . . . . . .5
     2.11.  "Elective Contribution". . . . . . . . . . . . . . . . . . . .6
     2.12.  "Elective Contribution Account". . . . . . . . . . . . . . . .6
     2.13.  "Eligible Employee". . . . . . . . . . . . . . . . . . . . . .6
     2.14.  "Employee" . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.15.  "Employer" . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.16.  "Employment Commencement Date" . . . . . . . . . . . . . . . .6
     2.17.  "ERISA". . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.18.  "Highly Compensated Employee". . . . . . . . . . . . . . . . .7
     2.19.  "Hour of Service". . . . . . . . . . . . . . . . . . . . . . .9
     2.20.  "Limitation Year". . . . . . . . . . . . . . . . . . . . . . 12
     2.21.  "Matching Contribution". . . . . . . . . . . . . . . . . . . 12
     2.22.  "Matching Contribution Account". . . . . . . . . . . . . . . 12
     2.23.  "Member" . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.24.  "Participating Employer" . . . . . . . . . . . . . . . . . . 12
     2.25.  "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.26.  "Plan Year". . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.27.  "Share of the Trust Fund". . . . . . . . . . . . . . . . . . 12
     2.28.  "Trust". . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.29.  "Trust Fund" . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.30.  "Trustee". . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.31.  "Valuation Date" . . . . . . . . . . . . . . . . . . . . . . 13
     2.32.  "Year of Service". . . . . . . . . . . . . . . . . . . . . . 13

3.  ADMINISTRATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . 14
     3.1.  Administrator . . . . . . . . . . . . . . . . . . . . . . . . 14
     3.2.  Delineation of fiduciary responsibilities . . . . . . . . . . 14
     3.3.  Appointment of the members of the Committee and
           the Pension Management Committee. . . . . . . . . . . . . . . 16

     3.4.  Organization and operation of the Committee and
           the Pension Management Committee. . . . . . . . . . . . . . . 16
     3.5.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . 17
     3.6.  Compensation of Committee members . . . . . . . . . . . . . . 18
     3.7.  Conclusiveness of various documents . . . . . . . . . . . . . 18
     3.8.  Actions to be uniform . . . . . . . . . . . . . . . . . . . . 18
     3.9.  Powers and duties of the Committee. . . . . . . . . . . . . . 18
     3.10.  Accounts and records . . . . . . . . . . . . . . . . . . . . 19
     3.11.  Employment of specialists. . . . . . . . . . . . . . . . . . 20
     3.12.  Claims and review procedures . . . . . . . . . . . . . . . . 20
     3.13.  Costs of administration. . . . . . . . . . . . . . . . . . . 22

4.  MEMBERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     4.1.  Initial membership. . . . . . . . . . . . . . . . . . . . . . 23
     4.2.  Notice to Members . . . . . . . . . . . . . . . . . . . . . . 23
     4.3.  Cessation of membership . . . . . . . . . . . . . . . . . . . 24
     4.4.  Breaks in membership; changes in enrollment
           status. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

5.  CONTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.1.  Elective Contributions. . . . . . . . . . . . . . . . . . . . 26
     5.2.  Compensation reduction agreements . . . . . . . . . . . . . . 26
     5.3.  Matching Contributions. . . . . . . . . . . . . . . . . . . . 27
     5.4.  Reductions in contribution rates. . . . . . . . . . . . . . . 29
     5.5.  Nondiscrimination requirement . . . . . . . . . . . . . . . . 30
     5.6.  Maximum amount of contributions . . . . . . . . . . . . . . . 32
     5.7.  Return of contributions . . . . . . . . . . . . . . . . . . . 33
     5.8.  Distribution of excess contributions. . . . . . . . . . . . . 33
     5.9.  Member contributions. . . . . . . . . . . . . . . . . . . . . 34

6.  TRUST FUND . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     6.1.  Appointment of Trustee. . . . . . . . . . . . . . . . . . . . 35
     6.2.  Investment funds within the Trust Fund. . . . . . . . . . . . 35
     6.3.  Acquisition of Company Stock. . . . . . . . . . . . . . . . . 37
     6.4.  Investment of contributions and earnings. . . . . . . . . . . 38
     6.5.  Method of making investment directions. . . . . . . . . . . . 39

7.  MEMBERS' ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.1.  Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     7.2.  Adjustment of accounts. . . . . . . . . . . . . . . . . . . . 41
     7.3.  Limitations . . . . . . . . . . . . . . . . . . . . . . . . . 43

8.  RIGHTS TO BENEFITS . . . . . . . . . . . . . . . . . . . . . . . . . 45
     8.1.  Termination of employment . . . . . . . . . . . . . . . . . . 45
     8.2.  Designation of Beneficiary. . . . . . . . . . . . . . . . . . 45
     8.3.  Election of former vesting schedule . . . . . . . . . . . . . 47

9.  DISTRIBUTION OF BENEFITS . . . . . . . . . . . . . . . . . . . . . . 49
     9.1.  Form of distribution. . . . . . . . . . . . . . . . . . . . . 49
     9.2.  Time of Distribution; Latest commencement of
           benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     9.3.  Notice to Trustee . . . . . . . . . . . . . . . . . . . . . . 52

     9.4.  Optional Direct Transfer of Eligible
           Rollover Distributions. . . . . . . . . . . . . . . . . . . . 52
     9.5.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . 53

10.  WITHDRAWALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
     10.1.  Hardship withdrawals . . . . . . . . . . . . . . . . . . . . 55
     10.2.  Withdrawals after age 59 1/2.. . . . . . . . . . . . . . . . 57
     10.3.  Coordination with loan provisions; miscellaneous . . . . . . 58

11.  LOANS TO MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . . 59
     11.1.  In general . . . . . . . . . . . . . . . . . . . . . . . . . 59
     11.2.  General limitations. . . . . . . . . . . . . . . . . . . . . 59
     11.3.  Additional rules and limitations . . . . . . . . . . . . . . 59
     11.4.  Formal requirements. . . . . . . . . . . . . . . . . . . . . 60
     11.5.  Repayment other than in normal course. . . . . . . . . . . . 61
     11.6.  Loan allocated to Member's account . . . . . . . . . . . . . 63
     11.7.  Loans to be nondiscriminatory. . . . . . . . . . . . . . . . 63
     11.8.  Rules and procedures . . . . . . . . . . . . . . . . . . . . 64

12.  AMENDMENT AND TERMINATION . . . . . . . . . . . . . . . . . . . . . 65
     12.1.  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . 65
     12.2.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . 65
     12.3.  Distributions upon termination of the Plan . . . . . . . . . 66
     12.4.  Merger or consolidation of Plan; transfer of
            Plan assets. . . . . . . . . . . . . . . . . . . . . . . . . 67

13.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
     13.1.  Voting of Company Stock; related matters . . . . . . . . . . 68
     13.2.  Limitation of rights . . . . . . . . . . . . . . . . . . . . 68
     13.3.  Nonalienability of benefits. . . . . . . . . . . . . . . . . 68
     13.4.  Payment under qualified domestic relations
            orders . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
     13.5.  Information between Administrator and Trustee. . . . . . . . 70
     13.6.  Governing law. . . . . . . . . . . . . . . . . . . . . . . . 70
     13.7.  Transfer of Accounts . . . . . . . . . . . . . . . . . . . . 71

                   BOSTON EDISON NEGOTIATED SAVINGS PLAN
                 FOR PRODUCTION AND MAINTENANCE EMPLOYEES


ARTICLE 1.  INTRODUCTION

     1.1. Plan and Trust intended to qualify. This Plan and its related Trust are intended to qualify as a profit-sharing plan and trust under sections 401(a) and 501(a) of the Code, and the cash or deferred arrangement forming part of the Plan is intended to qualify under section 401(k) of the Code. The provisions of the Plan and Trust shall be construed and applied accordingly. Subject to the provisions of Sections 5.7 and 13.4, no part of the corpus or income of the Trust forming part of the Plan will be used for, or diverted to, purposes other than for the exclusive benefit of Members, former Members, and their Beneficiaries and for the payment of administering the Plan and Trust.

     1.2. Purpose of Plan. The purpose of the Plan is to provide retirement income for Eligible Employees through a program of salary-reduction contributions and matching contributions.

     1.3. Amendment and Restatement. This Plan amends, restates and continues the Plan. Except as otherwise expressly provided herein, the rights of Members who ceased to be Eligible Employees prior to January 1, 1993 and do not subsequently become Eligible Employees shall be determined in accordance with the terms of the Plan as in effect when they ceased to be Employees. Except as otherwise specifically and expressly provided herein, the provisions of the Plan as set forth below will be effective as of:

          (a) January 1, 1989 or such earlier date required for a provision under the applicable provisions of the Code and the regulations thereunder;

          (b)  January 1, 1993, in the case of Sections 9.4 and 9.5;

          (c) January 1, 1994, in the case of Section 2.9 and those provisions which pertain to the limitations on Compensation;

          (d) July 1, 1994, in the case of Sections 5.2, 5.3, 13.7, and related provisions of the Plan pertaining to Elective Contributions and Matching Contributions and benefits attributable thereto;

          (e)  July 1, 1994, in the case of Sections 6.5(b) and 11.1; and

          (f) January 1, 1995, in the case of Sections 3.13, 6.2, 6.4, 6.5(a), and related provisions of the Plan pertaining to investment funds within the Trust Fund.

ARTICLE 2.  DEFINITIONS

     Wherever used herein, the following terms have the following meanings unless a different meaning is clearly required by context:

     2.1.  "Administrator"  means the Committee appointed in accordance with
Article 3.

     2.2. "Affiliated Company" means (i) any corporation (other than the Company) that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) with the Company, (ii) any trade or business (other than the Company), whether or not incorporated, that is under common control (as defined in section 414(c) of the Code) with the Company, and (iii) any trade or business (other than the Company) that is a member of an affiliated service group (as defined in section 414(m) of the Code) of which the Company is also a member or that is otherwise required to be aggregated with the Company under the regulations, if any, under section 414(o) of the Code; provided, that the term "Affiliated Company" shall not include any corporation or unincorporated trade or business prior to the date on which such corporation, trade or business satisfies the affiliation or control tests of (i), (ii) or (iii) above. Solely for purposes of Section 7.3 of the Plan, sections 414(b) and 414(c) of the Code will be considered modified by section 415(h) of the Code.

     2.3. "Annual Addition" means, in the case of any Member, the sum for any Limitation Year of all Elective Contributions and

Matching Contributions made for such year and credited to the Member's accounts under the Plan.

     2.4. "Beneficiary" means the person or persons entitled under Article 8 to receive benefits under the Plan upon the death of the Member.

     2.5. "Board of Directors" or "Board" means the Board of Directors of the Company.

     2.6. "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provision of any legislation which amends, supplements or replaces such section or subsection.

     2.7. "Company" means Boston Edison Company and any successor to all or a major portion of its assets or business which assumes the obligations of the Company with the consent of the Trustee.

     2.8.  "Company Stock" means the common stock of Boston Edison Company.

     2.9.  "Compensation" means (a) for all purposes of the Plan other than
Section 7.3, all payroll except commissions and bonus and other incentive awards received by an Eligible Employee from a Participating Employer during the Plan Year of reference for services rendered while a Member, without regard to any reduction in such pay made pursuant to a cash or deferred election under section 401(k) of the Code or a salary reduction election under section 125 of the Code; and (b) for purposes of Section 7.3, the

Member's wages, salaries, fees for professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Company or an Affiliated Company to the extent that the amounts are includible in gross income, including but not limited to overtime pay, commissions, bonuses, and other compensation, but excluding any amounts excluded under the definition of compensation in the Treasury Regulations promulgated under section 415 of the Code. For each Plan Year on or after January 1, 1989 and before January 1, 1994, Compensation shall be limited for all purposes under the Plan to $200,000 (or such larger amount as the Secretary of the Treasury may determine for such Plan Year under section 401(a)(17) of the Code). For each Plan Year after December 31, 1993, Compensation shall be limited for all purposes under the Plan to $150,000 (or such larger amount as the Secretary of the Treasury may determine for such Plan Year under section 401(a)(17) of the Code). In applying the limitations in this Section 2.9, the family aggregation rules of Code Section 414(q)(6) shall apply, except that in applying such rules, the term "family" shall include only the spouse of the Member and any lineal descendants who have not attained age 19 before the close of the Plan Year.

     2.10. "Computation Period" means (a) the 12-consecutive month period beginning with the Employee's Employment Commencement Date, or (b) in the case of an Employee who does not complete 1,000 Hours of Service during his first Computation

Period, any Plan Year beginning after his Employment Commencement
Date.

     2.11. "Elective Contribution" means, in the case of any Member, a contribution made for the benefit of the Member under Section 5.1.

     2.12. "Elective Contribution Account" means, for any Member, the account described in Section 7.1 to which Elective Contributions for the Member's benefit (and earnings attributable thereto) are credited.

     2.13. "Eligible Employee" means any Employee employed by a Participating Employer (other than an individual who is considered an Employee solely by reason of the leased employee rules of section 414(n) of the Code) who is a member of the Boston Edison Production and Maintenance Bargaining Unit, Local 369, UWUA, AFL-CIO.

     2.14. "Employee" means any individual employed by the Employer and, to the extent required by section 414(n) of the Code, any leased employee performing services for the Employer.

     2.15.  "Employer" means the Company and all Affiliated Companies.

     2.16. "Employment Commencement Date" means the first date on which the Employee performs an Hour of Service.

     2.17. "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended, and any successor statute or statutes of similar import.

     2.18. "Highly Compensated Employee" means an Eligible Employee who has fulfilled the participation requirements of Section 4.1 (without regard to the requirement that a compensation reduction agreement be in effect) and who is a "highly compensated employee" within the meaning of Code Section 414(q). The term Highly Compensated Employee includes highly compensated active Employees and highly compensated former Employees.

          (1) A highly compensated active Employee includes any Employee who performs service for a Participating Employer during the determination year and who, during the look- back year: (i) received Compensation from the
  Participating Employer in excess of $75,000 (as   adjusted pursuant to Code
  Section 414(q)(1)); (ii) received Compensation from the Participating Employer in excess of $50,000 (as adjusted pursuant to Code Section
  414(q)(1)) and was a   member of the top-paid group for such year; or (iii)
  was an officer of the Participating Employer and received Compensation during such year that is greater than 50 percent of the dollar limitation in effect under Code Section 415(b)(1)(A).

          (2)  The term Highly Compensated Employee also includes:  (i) an
  Employee who is   described in paragraph (a) if the term "determination
  year" is substituted for the term "look-back year" and the Employee is one of the 100 Employees who received the most Compensation from the Participating Employer during the determination year; and (ii) an Employee who is a 5 percent owner at any time during the look-back year or determination year. If no officer has satisfied the compensation requirement of (a)(iii) above during either a determination year or look-back year, the highest paid officer for such year shall be treated as a Highly Compensated Employee. For this purpose, the determination year shall be the Plan Year. The look-back year shall be the 12-month period immediately preceding the determination year.

        (3) A highly compensated former Employee includes any Employee who separated (or was deemed to have separated) from service prior to the determination year, performs no service for the Participating Employer during the determination year, and was a highly compensated active
  Employee for either the separation year or any determination year ending on or after the Employee's 55th birthday.

        (4) If an Employee is, during a determination year or look-back year, a family member of either a 5 percent owner who is an active or former Employee or a Highly Compensated Employee who is one of the 10 most Highly Compensated Employees ranked on the basis of Compensation paid by the Participating Employer during such year, then the family member and the 5 percent owner or top 10 Highly Compensated Employee shall be aggregated. In such case, the family member and 5 percent owner or top 10 Highly Compensated Employee shall be treated as a single Employee receiving compensation and Plan contributions equal to the sum of such compensation and contributions of the family member and 5 percent owner or top-ten Highly Compensated Employee. For purposes of this Section, family member includes the spouse, lineal ascendants and descendants of the Employee or former Employee and the spouses of such lineal ascendants and descendants.

       (5) The top paid group shall consist of the top 20 percent of active Employees, ranked on the basis of Compensation received from the Participating Employer during the year. The number of officers shall be limited to the lesser of (i) 50 Employees or (ii) the greater of 3 Employees or 10 percent of Employees. If there is not at least one officer whose Compensation is in excess of 50 percent of the Code Section 415(b)(i)(A) limit, then the highest paid officer of the Participating Employer shall be treated as a Highly Compensated Employee. The determination of who is a Highly Compensated Employee, including the determinations of the number and identity of Employees in the top-paid group, the top 100 Employees, the number of Employees treated as officers and the compensation that is considered, will be made in accordance with Code Section 414(q).2.19. "Hour of Service" means

        (1) each hour for which the Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for the Employer, each such hour to be credited to the Employee for the Computation Period in which the duties were performed;

        (2) each hour for which the Employee is directly or indirectly paid, or entitled to payment, by the Employer (including payments made or due from a trust fund or insurer to which the Employer contributes or pays premiums) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty, or leave of absence, each such hour to be credited to the Employee for the Computation Period in which such period of time occurs, subject to the following rules:

              (i)  Hours of Service will not be credited under this paragraph
     (2) for a payment which solely reimburses an individual for medically related expenses, or which is made or due under a plan maintained solely for the purpose of complying with applicable workmen's compensation, unemployment compensation or disability insurance laws;

              (ii) if the period during which the Employee performs no duties falls within two or more Computation Periods and if the payment made on account of such period is not calculated on the basis of units of time, the Hours of Service credited with respect to such period shall be allocated between not more than the first two such Computation Periods on any reasonable basis consistently applied with respect to similarly situated Employees; and

               (iii) no more than 501 Hours of Service will be credited under this paragraph (2) on account of any single continuous period during which the Employee performs no duties;

        (3) each hour not credited under (1) or (2) above for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer, each such hour to be credited to the Employee for the Computation Period to which the award or agreement pertains; and

        (4) each noncompensated hour while an Eligible Employee during a period of leave of absence (i) from the Participating Employer for service in the armed forces of the United States if the Eligible Employee returns to work for a Participating Employer as an Eligible Employee at a time when he has reemployment rights under federal law, (ii) which, under the Family and Medical Leave Act of 1993, is required to be credited for purposes of the Plan.

    Hours of Service to be credited to an individual under (1), (2) and (3) above will be calculated and credited pursuant to paragraphs (b) and (c) of section 2530.200(b)-2 of the Department of Labor Regulations which are incorporated herein by reference. Hours of Service to be credited to an individual during an absence described in (4) above will be determined by the Administrator with reference to the individual's most recent normal work schedule.

     2.20.  "Limitation Year" means the Plan Year.

     2.21. "Matching Contribution" means, in the case of any Member, a contribution made for the benefit of the Member under Section 5.3.

     2.22. "Matching Contribution Account" means, for any Member, the account described in Section 7.1 to which Matching Contributions for the Member's benefit (and earnings attributable thereto) are credited.

     2.23. "Member" means each Eligible Employee who participates in the Plan in accordance with Article 4 hereof.

     2.24. "Participating Employer" means the Company and any Affiliated Company which has adopted the Plan with the approval of the Company.

     2.25. "Plan" means the Boston Edison Negotiated Savings Plan for Production and Maintenance Employees (prior to January 1, 1991, the Boston Edison Negotiated Savings Plan), as set forth herein, together with any and all amendments and supplements hereto.

     2.26.  "Plan Year" means the calendar year.

     2.27. "Share of the Trust Fund" means, in the case of each Member, that portion of the Trust's assets which is allocated to the accounts of the Member in accordance with Article 7 of the Plan.

     2.28. "Trust" means the trust or trusts established between the Company and the Trustee in connection with the Plan.

     2.29. "Trust Fund" means the property held in trust by the Trustee for the benefit of Members, former Members and their Beneficiaries.

     2.30. "Trustee" means the person or persons appointed as Trustee pursuant to Section 6.1, any successor trustee or trustees, and any additional trustee or trustees.

     2.31. "Valuation Date" means the day of each month when Members' accounts are adjusted in accordance with Section 7.2.

     2.32. "Year of Service" means, with respect to any Employee, a Computation Period during which the Employee has completed 1,000 or more Hours of Service.

     Pronouns used in the Plan are in the masculine gender but are intended to include the feminine gender.

ARTICLE 3.  ADMINISTRATION OF THE PLAN
    3.1. Administrator. The Plan will be administered by the Retirement Plans Committee (the "Committee") appointed in accordance with Section 3.3 of the Plan. The Committee will be the "Plan administrator" as that term is used in ERISA.

    3.2. Delineation of fiduciary responsibilities. The fiduciaries with respect to the Plan will be the Company, the Executive Personnel Committee of the Board (the "Executive Personnel Committee"), the Pension Management Committee, the Committee, and the Trustee. The responsibilities of the fiduciaries will be allocated as provided herein, and each such fiduciary will have only those responsibilities and obligations that are specifically imposed upon it by the Plan. Except as otherwise provided by law, each of the fiduciaries will be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan, and will not be responsible for any act or failure to act of any other fiduciary.

         (a) The Company will have the sole power to amend and terminate the Plan; the sole responsibility to make contributions to the Fund as provided in Article 5; and such other powers and duties as are herein specifically provided.

         (b) The Trustee will have the sole responsibility for the administration of the Trust and, to the extent not delegated to one or more investment managers (within the meaning of section 3(38) of ERISA) or some other named fiduciary (including, but not limited to, the Executive

    Personnel Committee or the Pension Management Committee), the management and control of the assets of the Fund.

         (c) The Executive Personnel Committee will have the sole responsibility: to appoint and remove the Trustee and any successor trustee; to select investment funds; to appoint or remove the members of the Pension Management Committee and Committee and to review the operation and performance of such committees; to appoint one or more investment managers to manage and invest part or all of the assets of the Trust; and to establish policies, including funding and investment policies, for the administration of the Plan.

         (d) The Pension Management Committee will have the sole responsibility: to monitor the performance and operations of the Trustee and any investment manager; to implement the funding and investment policies established by the Executive Personnel Committee; and to advise the Executive Personnel Committee with respect to the appointment or removal of the Trustee and any investment manager, and with respect to the continuation or alteration of the investment and funding policies of the Plan.

         (e) Except as otherwise specifically provided herein, the general administration of the Plan and the responsibility for carrying out its provisions will be vested solely in the Committee. In addition, the Committee will have such powers and responsibilities as are hereinafter specifically provided.


    3.3. Appointment of the members of the Committee and the Pension Management Committee. The Committee and the Pension Management Committee shall each consist of not less than three, nor more than seven, individuals appointed from time to time by the Executive Personnel Committee. The membership of each committee may include individuals who are not members of the Plan, and any individual may, if so appointed, serve as a member of both committees. The Executive Personnel Committee may remove any member of either committee at any time in its sole discretion, and any member may resign by delivering to the Executive Personnel Committee his written resignation, effective upon its delivery or by any later date specified therein. The remaining member or members of the appropriate committee shall continue to act until any vacancy in the membership of such committee is filled by action of the Executive Personnel Committee.

     3.4. Organization and operation of the Committee and the Pension Management Committee. Each of the Committee and the Pension Management Committee shall appoint from among its members a chairman. The chairman of each committee, when present, shall preside at meetings of that committee. In his absence, those present will choose one of their members to act as chairman. Each committee shall appoint a secretary, who shall keep the minutes of the meetings and perform such other duties as may be
                                      -16-
assigned to him by that committee. The secretary may, but need not, be a member of either committee or a Member of the Plan. Each committee shall act either by majority vote of the members present at a meeting held upon notice duly given or through a writing without such a meeting by unanimous consent of the members of each committee then in office, and such action by consent shall have the same effect for all purposes as if taken by majority vote of the members present at a meeting held upon notice duly given. Any member of the Committee who is a Member of the Plan shall not vote on any question relating exclusively to himself. Either committee may authorize one or more of its members to execute documents on behalf of that committee.

Any act which the Plan authorizes or requires either committee to do may be specifically delegated in writing to one or more members of that committee.

    3.5. Indemnification. The Company will indemnify and hold harmless each member of the Executive Personnel Committee, the Pension Management Committee and the Committee from any and all claims, losses, damages, expenses (including reasonable counsel fees approved by the Company), and liability (including any reasonable amount paid in settlement with the Company's approval) arising from any act or omission of such member, except when the same is judicially determined to be due to the willful misconduct of such member.

    3.6. Compensation of Committee members. The members of the Pension Management Committee and the Committee will serve without compensation with respect to their positions on each committee.

    3.7. Conclusiveness of various documents. The Company and its officers and the Executive Personnel Committee will be entitled to rely upon all data, certificates and reports furnished by any accountant, counsel or other expert appointed, employed or engaged by the Administrator.

    3.8. Actions to be uniform. Any discretionary actions to be taken under the Plan will be nondiscriminatory and uniform with respect to all persons similarly situated.

    3.9. Powers and duties of the Committee. In accordance with Section 3.2, the Committee will control the general administration of the Plan. The Committee shall have complete control and discretionary authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Employee, former Employee, Member, former Member, Beneficiary, or any other person having or claiming to have any interest in the Trust or under the Plan. The powers and responsibilities of the Committee will include but not be limited to the following:

         (a) Construe and interpret the Plan in accordance with uniform rules and regulations consistently applied to all Members, its interpretation thereof in good faith to be final and conclusive on any Employee, former Employee, Member, former Member, or Beneficiary;

         (b) Decide the eligibility of any persons to be covered under the Plan, in accordance with the provisions of the Plan.

         (c) Determine the right of any person to a distribution and the amount to be distributed, in accordance with the provisions of the Plan.

         (d) Prescribe such procedures as the Committee deems necessary to be followed by Members in filing applications for distributions.

         (e) Issue instructions to the Trustee in connection with all distributions which are to be paid in accordance with the provisions of the Plan.

         (f) Require from the Company and Participating Employers and Employees such information as is necessary to administer the Plan properly.

         (g) Furnish to the Executive Personnel Committee appropriate periodic reports covering the administration of the Plan.

         (h)  Receive and review periodic accounts of the Trustee.

    3.10. Accounts and records. The Pension Management Committee will maintain records showing the fiscal operations of the Plan and will keep in convenient form such data as may be necessary for periodic review of the Plan's finances.

     The Pension Management Committee will prepare annually a report showing in detail the assets and liabilities of the Plan and giving a brief account of the operation of the Plan for the past year. Such report will be submitted to the Executive Personnel Committee and will be filed in the office of the secretary of the Pension Management Committee.

    3.11. Employment of specialists. The Executive Personnel Committee of the Board will have the authority to employ Plan advisors such as actuaries, qualified public accountants, attorneys (who may but need not be attorneys to the Company) or such other persons as it deems necessary or desirable to provide advice and services to it, the Pension Management Committee and the Committee with respect to the performance of any duty assigned to any of such committees.

    3.12.  Claims and review procedures.
         (a) Claims procedure. If any person believes he is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Committee. If any such claim is wholly or partially denied, the Committee will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a
    description of any additional material or     information necessary for
    such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

         (b) Review procedure. Within 60 days after the date on which a person receives written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (i) file a written request with the Committee for a review of his denied claim and of pertinent documents and (ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.


    3.13. Costs of administration. All reasonable costs and expenses incurred in administering the Plan and Trust will be paid by the Company unless the Committee directs in writing that they be paid out of the Trust. Notwithstanding the foregoing, all brokerage fees, commissions, taxes and expenses incident to transactions involving shares of Company Stock will be paid from the Member's account. Effective January 1, 1995, all initial set up and annual maintenance fees and management fees (if any) incident to transactions involving the Fidelity BrokerageLink as described in Section 6.2(iv) and loan set up fees and processing charges incident to transactions involving loans made on or after such date under Article 11 will be paid from the Member's account.

ARTICLE 4.  MEMBERSHIP

    4.1. Initial membership. Each Eligible Employee will become a Member on the earlier of

         (a) the January 1 or July 1 that coincides with or next follows the date on which he has attained age 21 and completed one Year of Service, or

         (b)  the January 1 that coincides with or next follows the earlier of
    (1) the date on which he attains age 35, or (2) the date on which he completes four Years of Service;

provided that (A) he is an Eligible Employee on such January 1 or July 1, and
- --------
(B) there is in effect on such January 1 or July 1, with respect to such Eligible Employee, a compensation reduction agreement (within the meaning of Section 5.2) between the Eligible Employee and his Participating Employer. An Employee who has satisfied the age and service requirements of (a) or (b) above, but who has failed to satisfy the requirements of (A) or (B) above, will become a Member on the first January 1 or July 1 thereafter as of which the requirements of both (A) and (B) are satisfied. Notwithstanding satisfaction of the foregoing requirements, no Employee shall become a Member of the Plan at a time when he is participating in a program of vocational or cooperative education involving the Company and a college or university or is otherwise classified by the Company as a temporary Employee.

    4.2. Notice to Members. The Administrator will inform each Eligible Employee who has satisfied the age and service requirements of (a) or (b) of Section 4.1 above of his eligibility for membership in the Plan.

    4.3. Cessation of membership. A Member will cease to be a Member as of the earlier of (a) the date on which he ceases to be an Eligible Employee, or
(b) the date on which the Plan terminates. An individual who ceases to be a Member under the preceding sentence shall no longer be eligible to share in contributions under Article 5 (except as otherwise provided in Section 5.3) or to borrow from the Plan under Article 11 (except that a former Member who remains a "party in interest", or a deceased former Member's Beneficiary who has not yet received the Member's Share of the Trust Fund and who is a "party in interest" as that term is defined in ERISA, shall remain eligible to borrow under Article 11 to the extent required by ERISA). However, a former Member shall continue to be treated as a Member for purposes of Article 6 (investment of accounts), Article 7 (Members' accounts), Articles 8 through 10 (relating to distributions and withdrawals), Article 12 and 13, and Article 3 (insofar as it relates to the former Member's continuing interest in the Plan), so long as any balance remains credited to the Member's accounts hereunder.

    4.4. Breaks in membership; changes in enrollment status. If an individual who has ceased to be a Member pursuant to Section 4.3(a) again becomes an Eligible Employee, or if an individual who has ceased to be a member of either the Boston Edison Savings Plan or the Boston Edison Negotiated Savings Plan for Office, Technical & Professional Employees simultaneously or thereafter becomes an Eligible Employee, he will become (or again become) a Member in the Plan on the later of (a) the first date on which he again completes an Hour of Service as an Eligible Employee, and (b) the effective date of a compensation reduction agreement, entered into pursuant to this Plan, between the Eligible Employee and his Participating Employer.

ARTICLE 5.  CONTRIBUTIONS

    5.1. Elective Contributions. On behalf of each Member with whom there is in effect, for any full pay period, a binding compensation reduction agreement (within the meaning of Section 5.2) and who is receiving Compensation from a Participating Employer during such pay period, the Participating Employer from which the Compensation is received will contribute to the Trust, for such pay period, an amount equal to the amount by which the Member's Compensation for such pay period was reduced pursuant to such agreement. Such Elective Contribution will be paid in cash to the Trustee as soon as the Employer can reasonably segregate the Elective Contribution from the Employer's general assets (but in no event later than the latest date permitted under Department of Labor regulations) and will be credited to the Member's Elective Contribution Account in accordance with the provisions of Section 7.2.

    5.2. Compensation reduction agreements. For purposes of this Article, a "compensation reduction agreement" is a written agreement between an Eligible Employee and a Participating Employer which satisfies the requirements of this
Section 5.2. Each such agreement shall provide that the Member's Compensation will be reduced by a number of whole percentage points between 2 percent and 15 (17 for pay periods commencing on or after July 1, 1994) percent (inclusive) elected by the Member, and that the Participating Employer will contribute an equivalent amount to the Trust. Each such agreement shall be in a form prescribed or
                                      -26-
approved by the Administrator and shall be (i) irrevocable while the agreement is in effect with respect to Compensation already earned but (ii) revocable as of any pay period with respect to Compensation not yet earned.
A Member may elect as of any pay period (but not more than once in any calendar year), with respect to amounts not yet earned, (a) to revoke his compensation reduction agreement, (b) to increase or decrease the amount by which his Compensation is to be reduced pursuant to such an agreement, or (c) if he has revoked his compensation reduction agreement, to enter into a new compensation reduction agreement. Any such election shall be made by giving prior written notice to the Administrator on a form prescribed or approved by the Administrator, and shall be effective as of the first pay period after receipt by the Administrator that is administratively feasible. Notwithstanding the foregoing, the Administrator in its sole discretion may, at any time and with or without notice, permit a change in or a suspension of the terms of any compensation reduction agreement if it deems such a change or suspension to be justified by individual circumstances.

    5.3. Matching Contributions. For each full pay period beginning on or after July 1, 1994, each Participating Employer will contribute to the Trust, for the benefit of each Member employed by the Participating Employer (including a former Member who ceased to be a Member during or after the end of the pay period), a Matching Contribution equal to fifty percent (50%) of the qualifying Elective Contributions made for the benefit of such Member for such pay period. For purposes of this Section, "qualifying Elective Contributions" means Elective Contributions for the benefit of a Member for a pay period to the extent such Elective Contributions do not exceed 6 percent of such Member's Compensation from the Participating Employer for such pay period. If the Elective Contributions on behalf of any Member are reduced or eliminated during any Plan Year in order to comply with the limitation described in section 402(g) of the Code as in effect for such Year (or, in the case of a Member who has made a hardship withdrawal, the lower limit applicable for such Year under Section 10.1 below), and if any Elective Contributions made for the benefit of the Member in respect of prior periods during such Year did not constitute qualifying Elective Contributions (the "excess Elective Contributions"), the Member shall be treated for purposes of determining the Matching Contribution under this Section 5.3 as though Elective Contributions had continued to be made for his benefit in subsequent pay periods within such Plan Year, at the rate of 6 percent of his Compensation for each such pay period, until the aggregate of such additional deemed Elective Contributions equals the Member's excess Elective Contributions or until the Member ceases to be a Member, if earlier. The Matching Contributions made for the benefit of a Member for any pay period will be contributed in cash to the Trust at such time as the Retirement Plans Committee determines (but in no event later than the time prescribed by law (including extensions) for filing the Employer's federal income tax return for its taxable year in or with which the Plan Year ends), and will be credited to the Member's Matching Contribution Account in accordance with the provisions of Section 7.2. In addition, Matching Contributions for a Plan Year must be made no later than the last day of the 12-month period immediately following the Plan Year.

    5.4. Reductions in contribution rates. The Administrator shall decrease the amount of Elective Contributions required to be made for the benefit of any Member if the Administrator, in its sole discretion, deems such a decrease to be necessary in order to satisfy either the nondiscrimination standard set forth in Section 5.5 or the requirements of Section 7.3, or both. In the event of any such decrease in the amount of Elective Contributions, the affected Member's pay shall be correspondingly increased. If the Administrator requires a decrease in the rate of Elective Contributions to be made for purposes of satisfying the nondiscrimination standard set forth in
Section 5.5, such decrease shall be effected by decreasing by increments of one percentage point (or such smaller increments as the Administrator deems necessary) the percentage rate of such Contributions made for the benefit of all those highly compensated Members for whose benefit the highest percentage rate of such Contributions (determined immediately before each such decrease, and taking into account prior decreases) would have been made. Any decrease in the Elective Contributions for a Member will also be effective for purposes of determining the amount of the Matching

Contributions to be made for the Member's benefit under Section 5.3. For purposes of this Section, the term "highly compensated Member" means a Member who is a Highly Compensated Employee.

    5.5.  Nondiscrimination requirement.
         (a) Elective Contributions and Matching Contributions for any Plan Year will be deemed to meet the nondiscrimination standard described in his Section if either of the following tests is satisfied:

              (i) The average of the ratios of Elective Contributions plus Matching Contributions to Compensation (the "deferral ratios") for all Highly Compensated Employees does not exceed the product of 1.25 and the average of the deferral ratios for all eligible employees other than Highly Compensated Employees, or

              (ii) The excess of the average of the deferral ratios for all Highly Compensated Employees over that for all other eligible employees is not more than two percentage points, and the average of the deferral ratios for all Highly Compensated Employees does not exceed the product of 2 and the average of the deferral ratios for all eligible employees other than Highly Compensated Employees.

         (b) The Administrator, in its sole discretion, may elect to test Matching Contributions separately from

    Elective Contributions under this Section. If the Administrator makes such election, the ratio tests under (a)(i) and (a)(ii) above shall be applied by reference solely to Elective Contributions (rather than Elective Contributions plus Matching Contributions), and the Matching Contributions will be deemed to satisfy the nondiscrimination standard described in this Section only if either of the following tests is satisfied:

              (i) The average of the ratios of Matching Contributions to Compensation (the "contribution ratios") for all Highly Compensated Employees does not exceed the product of 1.25 and the average of the contribution ratios for all eligible employees other than Highly Compensated Employees, or
              (ii) The excess of the average of the contribution ratios for all Highly Compensated Employees over that for all other eligible employees is not more than two percentage points, and the average of the contribution ratios for all Highly Compensated Employees does not exceed the product of 2 and the average of the contribution ratios for all eligible employees other than Highly Compensated Employees.

The test described in (ii) shall be available only to the extent permitted under regulations promulgated pursuant to section 401(m)(9)(A) of the Code (relating to multiple use of certain limitations).

         (c) For purposes of this Section, the term "eligible employee" means those Eligible Employees who have fulfilled the participation requirements of Section 4.1 (without regard to the requirement that a compensation reduction agreement be in effect).

          (d) This Section shall be construed and applied in accordance with sections 401(k) and 401(m) of the Code and the regulations thereunder, which are specifically incorporated by reference herein, including without limitation the rules relating to plan aggregation and family aggregation.

     5.6. Maximum amount of contributions. In no event will the sum of the contributions made by a Participating Employer under Sections 5.1 and 5.3 for any Plan Year be in an amount which would cause the Annual Addition for any Member to exceed the amount permitted under Section 7.3 or exceed the maximum amount deductible under the applicable provisions of the Code, including without limitation amounts deductible under section 404(a)(3)(A) or section 404(a)(3)(B) of the Code. Participating Employer contributions under the Plan are hereby conditioned on their deductibility under section 404 of the Code. Notwithstanding any other provision of the Plan, the Elective Contributions made for the benefit of any Member for any calendar year, when aggregated with the elective contributions (if any) made for the benefit of such Member for such year under any other qualified cash or deferred arrangement maintained by the Employer, shall not exceed

$7,000 (or such higher limit as may be in effect for the Plan Year under section 402(g)(1) of the Code).

    5.7. Return of contributions. If a contribution by a Participating Employer to the Trust is

         (a)  made by reason of a good faith mistake of fact, or
         (b) believed by the Participating Employer in good faith to be deductible under section 404 of the Code, but the deduction is disallowed,

the Trustee shall, upon request by the Participating Employer, return to the Participating Employer the excess of the amount contributed over the amount, if any, that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction. If the Trust has suffered a net loss since the time of the excess contribution, the amount returned to the Participating Employer shall be reduced by the portion of the net loss attributable to the excess contribution. In no event shall the return of a contribution hereunder cause any Member's Share of the Trust Fund to be reduced to less than it would have been had the mistaken or nondeductible amount not been contributed. No return of a contribution hereunder shall be made more than one year after the mistaken payment of the contribution, or disallowance of the deduction, as the case may be.

     5.8. Distribution of excess contributions. If, after all contributions for a Plan Year have been made, the nondiscrimination requirements of Section
5.5 have not been
satisfied for the Plan Year, the Administrator shall, as soon as practicable (but in no event later than the close of the following Plan Year), determine and distribute the excess Elective Contributions and Matching Contributions (adjusted for income or loss allocable to such excess) to Members, in accordance with sections 401(k)(8) and 401(m)(6) of the Code and the regulations thereunder, to the extent necessary to satisfy Section
5.5. If, on or before March 1 of any year, a Member notifies the Administrator, in accordance with section 402(g)(2)(A) of the Code and the regulations thereunder, that all or part of the Elective Contributions made for his benefit for the preceding year was in excess of the dollar limitation applicable for such prior year under section 402(g)(1) of the Code (an "excess deferral"), the Administrator shall make every reasonable effort to cause such excess deferral (adjusted for allocable income or loss) to be distributed to the Member no later than the April 15 following such notification. The amount of any excess deferrals that may be distributed to a Member shall be reduced by the amount of Elective Contributions distributed under the first sentence of this Section with respect to the Member for the Plan Year.

    5.9. Member contributions. No contributions by a Member shall be required or permitted under the Plan.

ARTICLE 6.  TRUST FUND

    6.1. Appointment of Trustee. The Executive Personnel Committee of the Board shall appoint one or more individuals or corporations to act as Trustee under the Plan, and at any time may remove and appoint a successor to any such person or persons. The Company may enter into a trust agreement with the Trustee and make such amendments to such trust agreement or such further agreements as the Company in its sole discretion may deem necessary or desirable to carry out the Plan.

    6.2. Investment funds within the Trust Fund. All contributions to the Trust and all investments thereunder shall be held by the Trustee in the Trust Fund. The Trust Fund shall consist of:

          (i) One or more "Mutual Funds," as determined by the Executive Personnel Committee of the Board, each such Fund to consist of (a) shares of a mutual fund (which may include a money-market type fund) selected by the Executive Personnel Committee of the Board and (b) all cash held by the Trustee resulting from the receipt of dividends or other distributions from such mutual fund, contributions to be invested in such mutual fund, and sales or redemptions from such mutual fund.

         (ii) A "Company Stock Fund," consisting of all Company Stock held by the Trustee and all cash held by the Trustee resulting from the receipt of dividends or other distributions on Company Stock held in the Company Stock

    Fund, and from contributions paid in cash, all of which cash is to be invested in Company Stock as soon as practicable.

         (iii) To the extent provided by Article 11, notes evidencing indebtedness incurred under said Article.


         (iv) As soon as administratively feasible after December 31, 1994, the "Fidelity BrokerageLink (TM) " consisting of, subject to such limitations as the Pension Management Committee may direct, (a) securities and bonds regularly traded on a national or regional securities exchange or over-the-counter, as the Member elects, (b) securities issued or guaranteed by the United States or any agency or instrumentality thereof, as the Member elects, (c) certificates of deposit and other instruments issued by a bank or similar institution, as the Member elects, (d) commercial paper, as the Member elects, (e) gold and silver coins, (f) shares of a mutual fund, as the Member elects, (g) long options, as the Member elects, and (h) all cash held by the Trustee resulting from the receipt of dividends or other distributions on investments held in the Fidelity BrokerageLink and contributions to be invested in the Fidelity BrokerageLink.

The separate Mutual Funds available within the Trust Fund under (i) above may be changed from time to time by the Executive Personnel Committee of the Board in its discretion, to add, replace, or eliminate a Mutual Fund or Funds with respect to the investment of both existing balances or future contributions, or
                                      -36-
both. Effective as of August 1, 1990 but subject to the foregoing sentence, the Mutual Funds available under (i) above shall be the Fidelity Retirement Government Money Market Fund, the Fidelity Asset Manager Fund, the Fidelity U.S. Equity Index Fund, and the Fidelity Magellan Fund. Effective as of January 1, 1995, but subject to the first sentence of this paragraph, the Mutual Funds available under (i) above shall also include the Fidelity Intermediate Bond Fund, the Fidelity International Growth and Income Fund and the Fidelity Disciplined Equity Fund. Any change of Mutual Funds available under this Section, and the time and manner of such change, shall be carried out in accordance with such additional rules as the Administrator shall prescribe. The investment options available within the Trust Fund under
(iv) above may be changed from time to time by the Pension Management Committee in its discretion, to add, replace, or eliminate an investment option with respect to the investment of both existing balances or future contributions, or both. Any change of investment options available within the Trust Fund under (iv) above, and the time and manner of such change, shall be carried out in accordance with such additional rules as the Administrator shall prescribe.

    6.3. Acquisition of Company Stock. The Trustee is authorized to invest the assets of the Trust Fund, in whole or in part, in Company Stock to the extent necessary to comply with Section 6.4. Purchases and sales of Company Stock shall be made in accordance with the terms and conditions set forth in the trust agreement between the Company and the Trustee or, if such agreement does not specify terms and conditions pertaining to the purchase and sale of Company Stock, as the Trustee in its sole discretion shall determine.

    6.4.  Investment of contributions and earnings.

         (a) Except as provided under Article 11, all amounts credited to a Member's Elective Contribution Account shall be invested by the Trustee, pursuant to the Member's directions as transmitted to the Trustee by the Administrator, or by the Member directly in accordance with such procedures as prescribed or approved by the Administrator, in one or more of the funds described in Section 6.2. Prior to January
    1, 1995, subject to the provisions of Section 6.5, each Member may direct the Administrator to order the Trustee to invest in any such fund, or may himself, in accordance with such procedures as prescribed or approved by the Administrator, direct the Trustee to invest in any such fund, in twenty-five percent (25%) increments, either Elective Contributions made for the Member's benefit, or the aggregate balance of the Member's Elective Contribution Account. Effective January 1, 1995, investment directions made by a Member for future Elective Contributions must be in ten percent (10%) increments, rather than twenty-five percent (25%) increments. The selection of investment options is the sole responsibility of each Member, and no employee or representative of a

    Participating Employer, including the Administrator or the Trustee, is authorized to make any recommendation to any Member with respect thereto.

         (b) All amounts credited to a Member's Matching Contribution Account shall be invested by the Trustee in the Company Stock Fund described in
    Section 6.2(ii). Matching Contribution Accounts may not be invested in Mutual Funds, in any investment option available within the Fidelity BrokerageLink described in Section 6.2(iv) or in notes evidencing indebtedness incurred under Article 11.


    6.5.  Method of making investment directions.
         (a)  Each Member will make the investment directions described in
    Section 6.4(a) above on a form prescribed or approved by the Administrator. Such directions must be delivered to the Administrator at such time or times as the Administrator shall determine, but not later than the effective date of the Member's compensation reduction agreement. Upon receipt of a Member's duly executed investment direction form, the Administrator will transmit such investment directions to the Trustee. Any such investment directions may be changed at such time or times as the Administrator shall determine, with respect to existing account balances or future contributions, or both, by such notification to the Trustee as prescribed or approved by the Administrator, specifying a new choice of investment in any of the funds described in Section 6.2, provided that such notification is delivered to the Trustee at such time or times as the Administrator shall determine.

         (b) The Plan may be administered and interpreted in manner consistent with section 404(c) of ERISA and the regulations thereunder. For purposes of ERISA section 404(c), the fiduciary who is obligated to comply with Member investment instructions (except as provided in such section and the regulations thereunder) shall be the Trustee, and the fiduciary obligated to provide Members with the materials set forth in Department of Labor Regulation section 2550.404c-1(b)(2) (i)(B) shall be the Committee. The Committee shall also provide Members with written confirmation of their investment instructions to the extent required. In accordance with Department of Labor Regulation section 2550.404c-1(b)(2)(ii)(B), the Trustee may decline to implement Member investment instructions which would result in a prohibited transaction described in ERISA section 406 or section 4975 of the Code or which would generate income that would be taxable to the Plan.

ARTICLE 7.  MEMBERS' ACCOUNTS

    7.1. Accounts. The Trustee shall establish and maintain on its books for each Member an Elective Contribution Account and a Matching Contribution Account. In addition to the accounts described in the preceding sentence, the Trustee shall establish and maintain such sub-accounts as it deems necessary or desirable to fulfill the provisions of the Plan. Each sub-account established, as well as the Member's Elective Contribution Account and Matching Contribution Account, shall show the fair market value of the investments and other assets held for the Member.

    7.2.  Adjustment of accounts.  With respect to the accounts required by
Section 7.1 and such sub-accounts as are established by the Trustee pursuant to the authority granted in Section 7.1, the Trustee shall, as of each Valuation Date,

          (a) First, credit each Member's Elective Contribution Account with the Elective Contributions made for the benefit of the Member for the monthly period ending on such Valuation Date and credit the Member's Matching Contribution Account with the Matching Contributions made for his benefit for such period;

         (b) Second, adjust the balances of the sub-accounts as required to reflect the credits under (a) above and in accordance with the Member's investment directions as transmitted to the Trustee;

         (c) Third, adjust the balances in each Member's sub-accounts to reflect the current fair market value of the assets in the Trust Fund allocable to the sub-accounts;

         (d) Fourth, adjust the balances of each Member's Elective Contribution Account and Matching Contribution Account as required by the adjustments to the Member's sub-accounts under (c) above;

         (e)  Fifth, reduce the balances of each Member's accounts (i)
    proportionately by the     amount of any distribution (other than a
    withdrawal under Article 10 or a loan under Article     11) made with
    respect to the Member during the monthly period ending on such Valuation Date, (ii) in accordance with the provisions of Article 10 by the amount
    of any withdrawal     made thereunder by the Member during such monthly
    period, and (iii) by the amount of     expenses and losses allocable to
    the Member's accounts during such monthly period.

In adjusting sub-accounts under (c) above to reflect the current value of the assets in the investment fund to which the sub-account refers, the Trustee will allocate to such sub-accounts, in proportion to the balances therein immediately prior to such adjustment, an amount equal to the income and expenses of the investment fund and of the gain and loss (realized and unrealized) on the assets credited to all such sub-accounts invested in the investment fund, valued at their fair market value. Any expenses relating to a specific Member's accounts, including without limitation loan set up fees or processing charges incurred or with respect to a loan under Article 11 or initial set up fees and management fees (if any) incurred or with respect to the Fidelity BrokerageLink described in Section 6.2(iv), annual maintenance fees, or commissions or sales charges with respect to an investment in which the Member's account participates, may be charged solely to the particular Member's accounts.

    7.3. Limitations. Notwithstanding any other provisions of the Plan, the Annual Addition to a Member's accounts under the Plan for any Limitation Year, when added to the annual additions (if any) to his accounts for such year under all other plans maintained by the Company or any Affiliated Company, shall not exceed the lesser of (A) the maximum dollar limitation or (B) 25 percent of the Member's Compensation for such Limitation Year from the Company and all Affiliated Companies. For purposes of this Section, "maximum dollar limitation" means $30,000 (or such other amount as in effect under Code section 415(c)(1)(A) for the Limitation Year.

    In the case of a Member who also participates in a defined benefit plan maintained by the Company or an Affiliated Company, if the Annual Addition for a Limitation Year would cause the sum of the Member's "defined contribution fraction" (as determined under section 415(e) of the Code and the regulations promulgated thereunder, including any special transition rules) and his "defined benefit plan fraction" (as determined under section

415(e) of the Code and the regulations promulgated thereunder) for such Limitation Year to exceed 1.0, the Member's projected benefit under such defined benefit plan will first be reduced, to the extent permitted under the terms of that plan, so that the sum of said fractions does not exceed 1.0. If, after all such reductions, the sum of said fractions would still exceed 1.0, the Member's Annual Addition under this Plan will be reduced to the extent necessary to cause the sum of said fractions to equal 1.0.

     If the Administrator determines that the limitations of this Section can only be satisfied by adjusting amounts already allocated to a Member's account, and to the extent permitted by section 415 of the Code and the regulations thereunder, the Administrator shall reduce the Member's account by the amount necessary to satisfy such limitation and hold the amount in suspense for allocation in the following year to the Member's account (prior to any additional contributions for the Member's benefit); but if for any reason such excess cannot be so allocated (e.g., because the Member terminates employment), the excess shall be applied toward contributions for the benefit of the other Members for whom allocations of contributions are made in such subsequent year.

ARTICLE 8.  RIGHTS TO BENEFITS

    8.1. Termination of employment. Each Member will at all times have a fully vested and nonforfeitable interest in his Share of the Trust Fund. If the Member ceases to be an Employee for any reason, whether because of retirement, death or other termination of employment, or if the Member becomes permanently and totally disabled (within the meaning of section 22(e)(3) of the Code, as determined by the Administrator), his Share of the Trust Fund, determined as of the Valuation Date coinciding with or immediately preceding the date of distribution, will be distributed to him (or, if he dies, to his Beneficiary) in accordance with Article 9; provided, that distribution upon termination of employment and prior to the Member's attainment of age 59 1/2 shall be made only if such termination constitutes a "separation from service" within the meaning of section 401(k)(2)(B)(i)(I) of the Code.

    8.2. Designation of Beneficiary. If a Member was married at the time of his death, he shall be deemed to have named his surviving spouse as his Beneficiary unless

           (i) prior to his death, he designated as his Beneficiary a person other than his surviving spouse, such designation to be made in writing at such time and in such manner as the Administrator shall approve or prescribe; and

           (ii)  either

               (a) his surviving spouse consents in writing to the designation described in (I) above, either with specific reference to the designated Beneficiary or by permitting designations by the Member without further spousal consent, and such consent acknowledges the effect of such designation or permission (with acknowledgment, where applicable, of the specific non-spouse beneficiary, including any class of beneficiaries or any contingent beneficiaries) and is witnessed by a Plan representative or a notary public, or

               (b) it is established to the satisfaction of the Administrator that the consent required under (a) above may not be obtained because there is no spouse, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe; or

               (c) the Administrator determines that neither (a) nor (b) need be satisfied with respect to that Member's designation in order to permit the Plan, under applicable law, to pay the full amount of the benefits due on account of the Member's death, pursuant to the provisions of Section 8.1, solely in accordance with such designation; and

         (iii) the non-spouse Beneficiary designated in accordance with the provisions of this Section survives the Member.

Any consent by a spouse under (ii)(a) above shall be irrevocable, and any such consent, or a determination by the Administrator with respect to such spouse under (ii)(b) above, shall be effective only with respect to such spouse.

    A Member who is not married may designate any person as Beneficiary provided such designation is made in writing at such time and in such manner as the Administrator shall approve or prescribe. A Member who has designated a non-spouse as Beneficiary in accordance with the provisions of this Section may change such designation at any time by giving written notice to the Administrator, subject to the spousal-consent provisions of (ii) above (if the Member is married at the time of such change in designation and the spouse's prior consent did not expressly permit changes in the designation by the Member) and to such other conditions and requirements, if any, as the Administrator may prescribe. If a Member dies without a surviving Beneficiary, the full amount payable upon his death will be paid to his surviving children, equally; if none survive, to the Member's surviving parents equally; if neither survives, to the Member's surviving brothers and sisters, equally, or if none survive, to the Member's executors or administrators. Any such payment shall fully discharge the liability of the Plan, the Trust Fund, the Company, the Committee and the Trustee.

    8.3. Election of former vesting schedule. If the Plan is amended and if such amendment directly or indirectly affects the computation of the nonforfeitable percentage of a Member's right to his Share of the Trust Fund, each Member who has completed three Years of Service as of the end of the election period described below and whose nonforfeitable percentage at any time after such amendment could be less than such percentage determined without regard to such amendment, may elect, during such election period, to have the nonforfeitable percentage of his Share of the Trust Fund determined without regard to such amendment. The election period referred to in the preceding sentence will begin on the date such amendment is adopted and will end on the latest of the following dates:

         (i) the date which is 60 days after the date on which such amendment is adopted;

         (ii) the date which is 60 days after the date on which such amendment becomes effective; or

         (iii) the date which is 60 days after the date on which the Member is issued written notice of such amendment by the Administrator.

An election under this Section 8.3 may be made only by an individual who is a Member at the time such election is made and once made shall be irrevocable.

ARTICLE 9.  DISTRIBUTION OF BENEFITS

    9.1. Form of distribution. Distribution of all benefits will be made in the form of a single lump-sum payment. Any such payment may include shares of Company Stock allocated to the Member's accounts if the Member so elects.

    9.2. Time of Distribution; Latest commencement of benefits. Payment of benefits hereunder shall be made as soon as practicable following the event described in Section 8.1 giving rise to the distribution, but in no event (except as to payments made upon death) earlier than the date the Member attains age 65 (or dies) if the value of the Member's Share of the Trust is in excess of $3,500 unless:

         (a) between the 30th and 90th day prior to the date distribution is to be made, the Administrator notifies the Member in writing that he may defer distribution until age 65; and

         (b) the Member consents to the distribution in writing after the information described above has been provided to him.

Notwithstanding the foregoing, a distribution under this Article may commence less than 30 days after the required notification under paragraph (a) above is given, provided that the Administrator informs the Member that he has a right to a period of 30 days after receiving the notice to consider whether or not to elect a distribution and the Member, after receiving the notice, affirmatively elects to receive the distribution. For purposes of this Section, a Member's Share of the Trust Fund will be considered to be valued in excess of $3,500 if the value of his Share of the Trust Fund exceeds such amount at the time of the distribution in question or exceeded such amount at the time of any prior distribution to (or withdrawal by) the Member under the Plan. Unless a Member otherwise elects in accordance with section 401(a)(14) of the Code and the Treasury Regulations promulgated thereunder, payment of benefits to the Member shall commence in all events no later than the 60th day after the latest of the following: (i) the close of the Plan Year in which occurs the date on which the Member attains age 65;
(ii) the close of the Plan Year in which occurs the tenth anniversary of the year in which the Member commenced participation in the Plan; or (iii) the close of the Plan Year in which the Member terminates his service with the Company.

     Notwithstanding any election or provisions of the Plan to the contrary, the following minimum distribution rules shall apply:

         (i) In the case of a Member who has ceased to be employed by the Company by December 31 of the year in which he attains age 70 1/2, the Member's benefit shall be paid in a lump sum not later than by April 1 of the year following the year in which the Member attains age 70 1/2.

         (ii) In the case of a Member who remains employed by the Company after the year in which he attains age 70 1/2 (other than a member who attained age 70 1/2 before

    January 1, 1988 and who is not a five percent owner), the Member's benefit shall be paid in a lump sum, or, if the Member elects, in installments over a period equal to the life expectancy of the Member and his designated beneficiary, not later than by April 1 of the year following the year in which the Member attains age 70 1/2, subject however to the incidental death benefit requirements of section 401(a)(9)(G) of the Code. In the event of the death of any such Member, his benefit or remaining benefit shall promptly be paid in a lump sum to his Beneficiary. Nothing in this paragraph shall be construed as limiting the right of a Member described in this paragraph to accelerate distributions by means of a withdrawal under Section 10.2.

         (iii) In the case of a Member (other than a five percent owner) who attained age 70 1/2 before January 1, 1988 and who remains employed by the Company, the Member's benefit shall be distributed in a lump sum within sixty (60) days following retirement or death.

         (iv) In the case of a Member who dies before receiving payment of his benefit, distribution of the benefit to his Beneficiary (or to such other person or entity as is entitled to receive the benefit under Section 8.2) shall be made not later than by (a) the last day of the year in which occurs the fifth anniversary of the Member's death, or (b) if the Member's designated Beneficiary is his surviving spouse and payment is made to such spouse, the later of (1) the last day of the year in which occurs the fifth anniversary of the Member's death, or (2) the date the Member would have attained age 70 1/2.

         (v) Distributions will be made under (i), (ii), (iii), and (iv) above in accordance with section 401(a)(9) of the Code and the regulations thereunder including Prop. Reg. section 1.401(a)(9)-2. Life expectancies shall not be recalculated under section 401(a)(9)(D) of the Code.

    9.3. Notice to Trustee. The Administrator will notify the Trustee whenever any Member or Beneficiary is entitled to receive a distribution under the Plan. In giving such notice, the Administrator will specify the name and last known address of the person receiving such distribution. Upon receipt of such notice from the Administrator, the Trustee will, as soon as is reasonably practicable, distribute such amount.

    9.4. Optional Direct Transfer of Eligible Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section 9.4, effective January 1, 1993, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The Administrator shall give a distributee notice of his right to elect a direct rollover and an explanation of the withholding consequences of not making the election. Such notice shall be given no earlier than 90 days and no less than 30 days before the date of distribution. The distributee, in his sole discretion, may waive or reduce, in writing, the right to 30 days' notice.

    9.5. Definitions. Except where otherwise expressly noted, for purposes of Section 9.4:

         (a) "eligible rollover distribution" means any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income.

         (b) "eligible retirement plan" means an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible
                                      -53-
retirement plan is an individual retirement account or individual retirement annuity.

         (c) "distributee" includes an employee, former employee, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code.

         (d) "direct rollover" means a payment by the Plan to the eligible retirement plan specified by the distributee.

ARTICLE 10.  WITHDRAWALS

    10.1. Hardship withdrawals. Any Member who suffers a financial hardship, as defined in this Section, may request a withdrawal from his Share of the Trust Fund of any sum not in excess of such Share (determined as of the date on which the withdrawal is made), exclusive of (i) his Matching Contribution Account, (ii) earnings credited after December 31, 1988 with respect to Elective Contributions under the Plan, and (iii) earnings credited after December 31, 1988 with respect to elective contributions under any other qualified cash or deferred arrangement, which earnings have been transferred directly to the Plan and are part of the Member's Share of the Trust Fund. Such request shall be made by written notice to the Administrator setting forth the amount requested and the facts establishing the existence of such hardship. Upon receipt of such a request, the Administrator shall determine whether an immediate and heavy financial need exists; if the Administrator determines that such a need does exist, it shall further determine what portion of the amount requested by the Member is required to meet the financial need created by the hardship, and shall direct the Trustee to distribute to the Member in a single lump-sum payment the amount so determined to be required. Any request for a withdrawal under this Section, and the time and manner of such request, shall be carried out in accordance with such additional rules as the Administrator shall prescribe. Payment of a hardship benefit shall be made from the Member's Elective Contribution Account.

For purposes of this Section, the term "financial hardship" includes any financial need arising from

         (a) payment of tuition for the next 12 months (or such shorter period as the Administrator deems appropriate) of post-secondary education of the Member, his spouse or a child or dependent of the Member,

         (b) the purchase (excluding mortgage payments) of a principal residence for the Member,

         (c) medical expenses described in section 213(d) of the Code incurred by the Member, his spouse, or a dependent (as defined in section 152 of the Code) of the Member, or

         (d) the need to prevent the eviction of the Member from his principal residence or foreclosure on the mortgage of the Member's principal residence.

For purposes of this Section, a distribution will not be treated as an amount "required to meet the financial need" of a Member unless

         (i) the distribution is not in excess of the amount of the immediate and heavy financial need of the Member, increased by any federal, state or local income taxes and penalties which may be reasonably anticipated to be imposed on such distribution,

         (ii) the Member has obtained all distributions (other than hardship distributions), if any, available under other plans of the Employer, and

         (iii) the Member has obtained all nontaxable loans currently available under Article 11 and under all other plans of the Employer.

Any Member making a withdrawal under this Section shall be ineligible to have made for his benefit Elective Contributions under this Plan (or to make or have made for his benefit, respectively, after-tax employee contributions or pre-tax elective contributions under any other plan of the Employer) for the 12-month period following the effective date of the withdrawal. In addition, for the calendar year following the year the hardship withdrawal is effective, no Elective Contribution shall be made for the benefit of the Member to the Plan (nor shall any pre-tax elective contribution be made for the Member's benefit under any other qualified retirement plan of the Employer) in excess of the applicable limit in effect under section 402(g)(1) of the Code for such year reduced by the aggregate amount of Elective Contributions for the benefit of the Member (and elective pre-tax contributions for his benefit under other qualified retirement plans of the Employer) for the year in which the hardship withdrawal is effective. A Member will continue to be treated as an eligible employee for purposes of Section 5.5 during the period in which his Elective Contributions are suspended.

    10.2.  Withdrawals after age 59 1/2.  Any Member who has attained age
59 1/2 while a Member may request a withdrawal of all or a part of his nonforfeitable interest in his Share of the Trust Fund (determined as of the Valuation Date coinciding with or immediately following the date of his request), whether or not he has suffered a financial hardship, by written notice to the Administrator. Upon receipt by the Administrator of such notice, the Administrator will direct the Trustee to distribute to the Member in a single lump-sum payment the amount of the withdrawal. A withdrawal pursuant to this Section 10.2 will not preclude a Member from requesting thereafter another withdrawal from his Share of the Trust Fund pursuant to this Section or Section 10.1.

    10.3. Coordination with loan provisions; miscellaneous. Notwithstanding the provisions of Sections 10.1 and 10.2, if, at the time a Member is to receive an amount from the Trust pursuant to this Article 10, there is outstanding any amount of principal or accrued but unpaid interest with respect to a loan made to the Member under Article 11, the total amount to be withdrawn pursuant to this Article 10 at such time may not exceed an amount which would cause the value of the Member's Share of the Trust Fund, determined as of the Valuation Date coinciding with or immediately preceding the date of withdrawal (but reduced by the amount of the withdrawal), to be less than the amount of any outstanding indebtedness incurred by the Member under Article 11.

    Amounts withdrawn under this Article shall be obtained, except as otherwise specified by the Member, from each of the funds described in Section 6.2(i) or Section 6.2(ii) in proportion to the investment therein of the Member's Elective Contribution Account (in the case of a withdrawal under Section 10.1) or the Member's entire Share of the Trust Fund (in the case of a withdrawal under Section 10.2).
                                      -58-

ARTICLE 11.  LOANS TO MEMBERS

    11.1. In general. Effective July 1, 1994, any Member who has been a Member for at least twelve months (including for this purpose periods as a member of any other tax-qualified 401(k) savings plan maintained by the Company) may, with the consent of the Administrator, obtain a loan from his Elective Contribution Account, subject to the limitations and provisions of this Article 11.

    11.2. General limitations. The amount of any loan received by a Member from the Trust plus the aggregate amount of principal and accrued interest owed by the Member with respect to all prior loans from the Trust or from any other plan maintained by the Employer which is qualified under section 401(a) of the Code, determined as of the time the new loan is made, shall not exceed the lesser of:

         (a) $50,000 reduced by the excess (if any) of (i) the highest outstanding loan balance of the Member during the one-year period ending on the day before the date on which the loan is made, over (ii) the outstanding loan balance of the Member on the date on which such loan is made, or

         (b) one-half of the present value of the Member's Elective Contribution Account.

For purposes of this Section 11.2, the value of a Member's Share of the Trust Fund will be determined as of the Valuation Date coinciding with or immediately preceding the date of the loan.

    11.3. Additional rules and limitations. The Administrator will determine the time or times each year when loans will be made available to Members, and will formulate such rules and procedures relating to such loans, consistent with the provisions of this Article 11, as it deems appropriate. Pursuant to this Section 11.3, the Administrator may, but need not, (a) limit the number of loans that may be outstanding to any Member at any time, (b) establish a minimum limitation with respect to the amount available to be obtained as a loan, (c) establish limitations (which may be more restrictive than the limitations set forth herein) on the maximum amount or term of any loan; and (d) require that principal and interest with respect to any loan be paid, in whole or in part, by means of payroll deductions. In the absence of any other determination by the Administrator, the minimum amount of any loan permitted under the Plan will be $1,000.

    11.4. Formal requirements. Each loan obtained by a Member from the Trust must: (a) be evidenced by a note, in form satisfactory to the Administrator, signed by the Member; (b) bear interest at a reasonable rate as determined by the Administrator; (c) be secured by up to 50% of the Member's Share of the Trust Fund and/or by such other security as the Administrator requires; and
(d) be repayable by payroll deduction or other specified manner in substantially level amounts paid at least quarterly, as determined by the Administrator. Any loan obtained pursuant to this Article 11 must be repaid by the date on which distributions by the Trust to the Member or his Beneficiary commence. The term of any loan may not exceed five years unless the loan is used to acquire a dwelling unit which is to be used within a reasonable time as the principal residence of the Member. Principal and interest on a loan obtained pursuant to this Article 11 must be payable in regular installments of such frequency (but not less frequently than quarterly) as the Administrator shall prescribe at the time the loan is made. Loans made hereunder shall be subject to such other reasonable rules as the Administrator may prescribe. In particular, and without restricting the generality of the foregoing, the Administrator may require as a condition of any loan to a married Member hereunder, if the loan is secured by all or part of the Member's Share of the Trust Fund, that the Member's spouse consent in advance, in writing, to the loan, to the grant of security interest, and to any set-off by the Plan with respect to such security interest in the event of the Member's death prior to repayment in full of the loan or default in respect of such repayment, such consent (together with the spouse's acknowledgment of the effect of the Member's grant of the security interest) to be witnessed by a Plan representative or a notary public.

    11.5.  Repayment other than in normal course.
         (a) If, at the time benefits are to be distributed to the Member or his Beneficiary pursuant to Article 9 of the Plan, there remains any unpaid balance of a loan obtained by the Member hereunder, the unpaid balance of the loan will become immediately due and payable. Such unpaid balance, together with any accrued but unpaid interest under the note evidencing the loan, will be deducted from the Member's Share of the Trust Fund before any distribution of the

    Member's benefits is made. If the unpaid balance of any loan is deducted from a Member's Share of the Trust Fund under this subsection, the amount so deducted will be treated as distributed to the Member and applied by the Member as a payment of the unpaid interest and principal (in that order) under the note evidencing such loan. If the amount deducted from the Member's Share of the Trust Fund is not sufficient to repay the full amount of unpaid principal and interest under the note, the Administrator will direct the Trustee to exercise its rights with respect to any other security provided by the Member.

         (b) In the event of a default by a Member in making any payment of principal or interest when due under the note evidencing any loan under this Article 11, if such default continues for more than 14 days after written notice of the default is given by the Administrator to the Member, the unpaid principal of the note will become immediately due and payable in full. In the case of any loan required to be repaid within not more than five years under Section 11.4 above, if any amount of principal or interest due on the loan remains unpaid at the end of such five-year period, such amount will become immediately due and payable in full without regard to any notice of default or 14-day waiting period. In the event of any such default or failure to pay, the Administrator will direct Trustee to proceed promptly to collect such unpaid principal, together with any accrued but unpaid interest, by exercising its rights with respect to any security provided by the Member; provided that in no event will the Administrator direct the Trustee or any person succeeding to the rights of the Trustee to cause the Member's Share of the Trust Fund to be applied in satisfaction of such note pursuant to this subsection prior to the earlier of (i) the Member's attainment of age 59 1/2, or (ii) the time when distributions can be made with respect to the Member pursuant to the terms of the Plan.

    11.6. Loan allocated to Member's account. The note evidencing a loan to a Member under this Article 11 will constitute an asset of the Trust allocated to the account of the Member obtaining the loan and will for purposes of the Plan be deemed to have a value at any given time equal to the unpaid balance of the note plus the amount of any accrued but unpaid interest. The cash required for the loan shall be obtained from each of the funds described in
Section 6.2(i) or Section 6.2(ii) in proportion to the investment therein of the Member's Elective Contribution Account. Payments made with respect to any note evidencing a loan hereunder will be invested in the funds described in Sections 6.2(i), (ii) and (iii) in accordance with the Member's investment direction at the time such payments are made.

    11.7. Loans to be nondiscriminatory. Loans will be made available under this Article 11 to all Members on a reasonable equivalent basis, except that the Administrator may make reasonable distinctions based upon creditworthiness and may otherwise limit the availability of loans in accordance with the provisions of this Article 11.

     11.8. Rules and procedures. The Administrator shall promulgate such rules and procedures, not inconsistent with the express provisions of this Article, as it deems necessary to carry out the purposes of this Article. All such rules and procedures shall be deemed a part of the Plan for purposes of section 2550.408b-1(d) of the Department of Labor regulations.

ARTICLE 12.  AMENDMENT AND TERMINATION

    12.1. Amendment. The Company reserves the power at any time or times to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable by delivery to the Trustee of a written instrument, executed by any officer of the Company authorized to sign by vote of the Board of Directors, providing for such amendment. Upon the delivery of such instrument to the Trustee, such instrument will become effective in accordance with its terms as to all Members and all persons having or claiming any interest hereunder; provided, however, that the Company will not have the power:

         (a) to amend the Plan and Trust in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of Members, former Members, and their Beneficiaries (except as permitted by Section 5.7), unless such amendment is permitted by law, governmental regulation or ruling;

         (b) to amend the Plan or Trust retroactively in such a manner as would reduce the accrued benefit of any Member in violation of section 411(d)(6) of the Code; or

         (c) to amend the Plan or Trust in such manner as would increase the duties or liabilities of the Trustee or affect its fee for services hereunder, unless the Trustee consents thereto in writing.

    12.2. Termination. The Company has established the Plan and the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but the Company will have no obligation or liability whatsoever to maintain the Plan for any given length of time and may discontinue contributions under the Plan or terminate the Plan at any time by delivery to the Trustee of a written notice signed by any officer of the Company authorized to sign by vote of the Board of Directors, without any liability whatsoever for any such discontinuance or termination. The Plan will be deemed terminated (a) if and when the Company is judicially declared bankrupt, (b) if and when the Company is a party to a merger in which it is not the surviving corporation or sells all or substantially all of its assets, unless the surviving corporation or the purchaser adopts the Plan by an instrument in writing delivered to the Trustee within 60 days after the merger or sale, or (c) upon dissolution of the Company.

    12.3. Distributions upon termination of the Plan. Upon termination or partial termination of the Plan as to Members employed by a Participating Employer or complete discontinuance of contributions thereunder, each affected Member will continue to have a fully vested and nonforfeitable interest in his Share of the Trust Fund. The Trustee shall determine each Member's Share of the Trust Fund and, to the extent consistent with the provisions of section 401(k) of the Code relating to distributions upon plan termination, shall distribute each such share in a lump sum payment as soon as practicable following Plan termination. However, even if consistent with section 401(k) of the Code, no such distribution of a Share of the Trust Fund having a value in excess of $3,500 (determined as of the date of distribution or at such other time or times as may be required by section 411(a)(11) of the Code) shall be made earlier than the date the Member attains age 65 (or dies) unless either (a) the Member consents to the distribution, or
(b) the Employer maintains no other defined contribution plan. If the Employer is unable to make a distribution under section 401(k) of the Code or the preceding sentence by reason of the existence of another defined contribution plan, it may cause the Member's Share of the Trust Fund to be transferred to such other defined contribution plan. Upon the completion of such distribution to all Members, the Trust will terminate, the Trustee will be relieved from all liability under the Trust, and no Member or other person will have any claims thereunder, except as required by applicable law.

12.4. Merger or consolidation of Plan; transfer of Plan assets. In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other plan, provision must be made so that each Member would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

ARTICLE 13.  MISCELLANEOUS

    13.1. Voting of Company Stock; related matters. The Trustee shall vote all shares of Company Stock held in the Trust Fund, or in the case of a tender or exchange offer in respect of such shares shall respond to such offer, in accordance with the procedures set forth in the trust agreement between the Company and the Trustee; provided, that if such agreement contains no procedures for the voting of such shares or for responding to tender or exchange offers in respect thereof, as the case may be, the Trustee shall act in its sole discretion.

    13.2. Limitation of rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Member or other person any legal or equitable right against a Participating Employer, Administrator or Trustee, except as provided herein, and in no event will the terms of employment or service of any Member be modified or in any way be affected hereby. It is a condition of the Plan, and each Member expressly agrees by his participation herein, that each Member will look solely to the assets held in the Trust for the payment of any benefit to which he is entitled under the Plan.

    13.3. Nonalienability of benefits. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law;

provided, however, that the foregoing shall not apply to the creation,
- --------  -------
assignment or recognition of a right to any benefit payable with respect to a Member pursuant to a qualified domestic relations order; and further provided,
                                                         --- ------- ---------
that this Section 13.3 shall not be construed as limiting the right of a Member (i) to obtain a loan from the Trust pursuant to Article 11 or (ii) to cause any such loan to be secured by a portion of his Share of the Trust Fund.

    13.4. Payment under qualified domestic relations orders. Notwithstanding any provisions of the Plan to the contrary, if there is entered any qualified domestic relations order that affects the payment of benefits hereunder, such benefits shall be paid in accordance with the applicable requirements of such order. For purposes of this Section and Section 13.3, "qualified domestic relations order" means any judgment, decree or order (including approval of a property settlement agreement) which

         (a) relates to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Member;

         (b) is made pursuant to a State domestic relations law (including a community property law);

         (c) constitutes a "qualified domestic relations order" within the meaning of Code section 414(p) and ERISA section 206(d)(3)(B), as added by the Retirement Equity Act of 1984; and

         (d)  is entered on or after January 1, 1985.

Notwithstanding the foregoing, any other judgment, decree or order which satisfies the requirements of (a) and (b) above and which is entered prior to January 1, 1985 may also be treated as a qualified domestic relations order in the discretion of the Administrator. A domestic relations order shall not fail to constitute a qualified domestic relations order with respect to the Plan solely by reason of the fact that it requires a lump sum payment to an alternate payee of all of the portion of a Member's benefit to which the alternate payee is entitled under the order prior to the date the Member would be eligible for a distribution under the Plan. The Administrator shall establish reasonable procedures to determine whether an order or other decree is a qualified domestic relations order, and to administer distributions under such orders.

    13.5. Information between Administrator and Trustee. The Administrator will furnish to the Trustee, and the Trustee will furnish to the Administrator, such information relating to the Plan and Trust as may be required under the Code and any regulations issued or forms adopted by the Treasury Department thereunder or under the provisions of ERISA and any regulations issued or forms adopted by the Labor Department thereunder.

    13.6. Governing law. The Plan and Trust will be construed, administered and enforced according to the laws of the Commonwealth of Massachusetts to the extent such laws are not inconsistent with and preempted by ERISA.

    13.7.  Transfer of Accounts.

         (a) If an individual who has ceased to be a member of the Boston Edison Savings Plan or the Boston Edison Negotiated Savings Plan for Office, Technical & Professional Employees becomes a Member in the Plan and his accounts, if any, under the other plan are transferred to the Trust from the trust associated with said plan, then upon such transfer the transferred amount, to the extent attributable to the Member's elective contribution account under the other plan, shall be allocated to the Member's Elective Contribution Account hereunder, and to the extent attributable to his matching contribution account (if any) under the other plan shall be allocated to his Matching Contribution Account hereunder, and in each case shall be treated for all purposes of this Plan in the same manner as other amounts allocated to those respective accounts.

         (b) If an individual ceases to be an Eligible Employee and thereafter becomes a member in the Boston Edison Savings Plan or the Boston Edison Negotiated Savings Plan for Office, Technical & Professional Employees, then upon becoming such a member the Administrator shall direct the Trustee to transfer the balance of such individual's Share of the Trust Fund, if any, to the trust associated with said plan. Any amounts transferred pursuant to this subsection (b) shall be allocated in accordance with the provisions of the transferee plan.

     IN WITNESS WHEREOF, Boston Edison Company has caused this instrument to be signed by its duly authorized officer this 30th day of January, 1995.


                              BOSTON EDISON COMPANY

                              By /S/ MARC S. ALPERT
                                 -----------------------------
                                Marc S. Alpert
                                Vice President and Treasurer